Exhibit 10.1

Re: Interim Chief Executive Officer

Dear Gary:

This letter sets forth the terms and conditions of our agreement with respect to your serving as interim Chief Executive Officer ("CEO") of Zygo Corporation (the "Company"). Assuming the terms of this letter comport with your understanding of our agreement, please sign your name in the space provided below and return the signed agreement to me. We are very pleased that you have agreed to accept this new position and we look forward to working with you in that capacity.

The term of your service as interim CEO began effective as of November 11, 20 I 3 and, unless sooner terminated, will continue until the date a permanent CEO commences employment with the Company. Either you or the Company may terminate this agreement at any time for any reason or for no reason.

Your duties and authority as interim Chief Executive Officer will be prescribed by the Board of Directors of the Company (the “Board”) and will be commensurate with those of a chief executive officer of a public company of comparable size and with a similar business as the Company. As interim CEO, you will report directly to the Board and you will devote such time as is necessary in order to meet the demands of your position as determined by the Board. While you are serving as interim CEO, you will not engage in other activities (business or otherwise) that would conflict with the interests of the Company or your ability to perform the duties of your position.

During the period of your service under this agreement, you will continue to serve as a member of the Board (to the extent so elected by the Company’s stockholders). However, it is understood and agreed that due to "independence" requirements, as set forth in SEC and Nasdaq rules and regulations, it is not expected that you will serve on any committees of the Board. You will be treated in the same manner as employee-directors and, as such, you will not earn compensation for your Board service while you are serving as interim CEO. Notwithstanding the foregoing, your service as interim CEO and your continuing Board service will be taken into account for purposes of any outstanding equity-based compensation award received by you in connection with your services as a non-employee director. Upon the expiration of your service as interim CEO, you will remain on the Board (to the extent so elected by the Company's stockholders) as a non-employee director, and your subsequent service as a non-employee director will be taken into account for purposes of determining your credited service with respect to any equity compensation award you may receive in your capacity as interim CEO.

As compensation for your services as interim CEO, you will be paid at the rate of $215.00 per hour, provided that the amount payable to you for any week will not be less than $860.00 nor more than $8,600.00, regardless of the number of hours you work during that week. After the completion of each week of employment, you will submit to the Company a written notice specifying the number of hours worked by you during such week; provided, that your failure to submit such a written notice on a timely basis shall not relieve the Company of its obligation to pay you for the hours actually worked, as and when you submit the actual written notice. Your cash compensation will be payable on a bi-weekly basis, in accordance with the Company's normal payroll payment policies. In addition, you will receive a restricted stock unit award issued under the Company's 2012 Equity Incentive Plan (the "2012 Plan") covering 10,000 shares of the Company's common stock, which will vest in full on the earliest of (a) the date the Company hires a new permanent chief executive officer and (b) November 11,2014, and will otherwise be in accordance with the terms of the 2012 Plan. The terms and conditions of your restricted stock unit award will be subject to the terms of a separate award agreement and the Company's 2012 Equity Incentive Plan.

The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as interim CEO, in accordance with and subject to applicable Company policies and guidelines. You will be entitled to participate in any group health, retirement savings or other employee benefit plan of the Company, applicable generally to senior executive officers of the Company, provided that you will not be entitled to any paid vacation.

The Company, and its successors and/or assigns will indemnify and defend you to the fullest extent provided by the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against you arising out of any action taken or not taken in your capacity as interim CEO of the Company (whether in connection with the business of the Company or the business of any direct or indirect subsidiary or affiliate of the Company).

In connection with your service as interim CEO, you have executed and delivered to the Company the Company's standard form of Proprietary Information and Assignment Agreement.

This agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof. To the extent practical and consistent with our mutual intentions, in the event that any provision of this agreement is held to be unenforceable, such holding shall not affect the enforceability of the other provisions of this agreement. This agreement may not be amended other than pursuant to a written instrument signed by you and the Company. This agreement may be signed in counterparts and the counterparts taken together will constitute one agreement. This agreement will be governed by and construed in accordance with the laws of the State of Connecticut.

Accepted and Agreed	Very truly yours,

/s/ Gary K Willis	/s/ Samuel Fuller

Gary Willis	11/13/2013